UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 15, 2012

Augme Technologies, Inc.

(Exact name of registrant as specified in Charter)

Delaware	333-57818	20-0122076
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

350 7th Avenue, 2nd Floor
New York, NY 10001
(Address of Principal Executive Offices)

(855)423-5433

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02               Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Agreements of Certain Officers.

On June 15, 2012, Eric Harber resigned as an officer and employee of Augme Technologies, Inc. (“Augme” or the “Company”).  Robert F. Hussey has been appointed as Interim Chief Operating Officer.

Prior to accepting the position as our Interim Chief Operating Officer, Mr. Hussey, age, 63, served as President and CEO of Digital Lightwave, Inc., from March 2010 to March 2012.  Digital Lightwave, Inc. is a leading provider of optical networking test equipment and technology.  From November 2007 to March 2012, Mr. Hussey was the Chairman of World Racing Group, Inc. Mr. Hussey currently sits on the Board of Advisors of Amphion Innovations, plc and Argentum Capital Partners. He is also a Director and Chairman of the Audit Committee of Axcess International, Inc., Director of Digital Lightwave, Inc., CPX Interactive, Inc. and Moonit.com.

Mr. Hussey has no family relationship with any of the officers or directors of Augme and has not had any transactions with the Company during the past two fiscal years that would require reporting pursuant to Item 404(a) of Regulation S-K.  There is no arrangement or understanding between Mr. Hussey and any third party pursuant to which he was selected as an officer.  Pursuant to a Consulting Agreement between the Company and Mr. Hussey, Mr. Hussey has agreed to render services to the Company for a period of 6 months.  During the service period, Mr. Hussey will receive compensation in the amount of $25,000 per month payable semi-monthly.  We have also granted to Mr. Hussey a warrant for the purchase of 250,000 shares of our common stock exercisable for three years from the date of issuance and vesting at 1/6 per month.  The warrant exercise price is $2.20 per share.

Item 9.01               Financial Statements and Exhibits

No.	Description

10.1	Robert F. Hussey Consultant Agreement dated June 15, 2012

10.2	Robert F. Hussey Warrant Agreement dated June 15, 2012

99.1	Resignation Letter by and between the Registrant and Eric Harber dated June 15, 2012

99.2	Press Release issued by Augme Technologies, Inc., dated June 21, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Augme Technologies, Inc.
(Registrant)

Date: June 21, 2012	By:	/s/ Paul R. Arena
Paul R. Arena
Chief Executive Officer